Exhibit 23

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-235768), Form S-8 (File No. 333-220781) and Form S-3 (File Nos. 333-226065, 333-231954, 333-231035 and 333-221275) of our report dated March 30, 2020, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2019 and 2018 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2019. Our report on the consolidated financial statements of AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars USA LLP
New York, New York
March 30, 2020